EXHIBIT 10.1

QUARTZ CLAIMS ACQUISITION AGREEMENT

Between

ORO QUEST

And:

HARBORSIDE VENTURES

HARBORSIDE VENTURES
Building 201 - 3765 E.1st Avenue, Burnaby, BC V5C 3V8

QUARTZ CLAIMS ACQUISITION AGREEMENT

THIS QUARTZ CLAIM ACQUISITION AGREEMENT (the "Agreement") is made and entered into to be effective as of the 25th day of May, 2006 (the "Effective Date").

BETWEEN:

ORO QUEST LTD. having an address for notice and delivery
located at P.O. Box 20072, Whitehorse, Yukon Territory, Canada,
Y1A 7A2 (the "Transferor");

OF THE FIRST PART

AND:

HARBORSIDE VENTURES a company incorporated under the
laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at Building 201-3765 E.1st Avenue
Burnaby BC V5C 3V8 (the "Transferee");

OF THE SECOND PART

(the Transferor and the Transferee being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties"
as the context so requires).

WHEREAS:

A.                    The Transferor is the legal, beneficial and registered owner of a 100% undivided interest in and to certain quartz claims which are located on in the Whitehorse Mining Division of the Yukon Territory on NTS Map Sheet 105 D/14 (collectively, the "Quartz claims"); and which Placer Leases are more particularly described in Schedule "A" which is attached hereto and which forms a material part hereof;

B.                    The Transferee is a non-reporting company principally involved in the business of acquiring, exploring and developing mineral resource properties of merit;

C.                    As a consequence of certain recent discussions as between the Transferor and the Transferee the Transferor has agreed to sell to the Transferee, and the Transferee has agreed to purchase from the Transferor, a 100% legal, beneficial and registerable interest in and to all of the mineral property interests comprising the Quartz Claims in consideration of the cash payment and share issuance by the Transferee to the Transferor (collectively, the "Purchase Price") as set forth in this Agreement; and

D.                    As a consequence of the proposed and within payment and delivery of the Purchase Price by the Transferee to the Transferor the Transferor has hereby agreed to transfer to the Transferee a 100% legal, beneficial and registerable interest in and to all of the mineral property interests comprising the Quartz Claims (collectively, the "Transfer") in accordance with the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the prior payment and delivery by the Transferee to the Transferor of the Purchase Price herein; the due and complete receipt and sufficiency of which being hereby acknowledged by the Transferor; together with the other mutual promises, covenants and agreements herein contained, THE PARTIES HERETO COVENANT AND AGREE WITH EACH OTHER as follows:

ARTICLE 1
TRANSFER AND REPRESENTATIONS BY THE TRANSFEROR

1.1                  Transfer of the Quartz claims and the Purchase Price therefore. In consideration of the prior payment and delivery of the following Purchase Price by the Transferee to the Transferor:

(a)        the repayment by the Transferee to the order and direction of the Transferor of all staking and Quartz Claims application costs to the Whitehorse Mining District of the Yukon Territory which were incurred by the Transferor in acquiring the subject Quartz Claims; and

(b)        the issuance by the Transferee to the order and direction of the Transferor of an aggregate of 6,000 common shares of the Transferee (each a "Share"), at a deemed issuance price of U.S. $0.05 per Share;

the due and complete receipt and sufficiency of which being hereby acknowledged by the Transferor; the Transferor hereby assigns and transfers to the Transferee a 100% legal, beneficial and registerable interest in and to all of the mineral property interests comprising the Quartz Claims.

1.2                  Representation, warranties and covenants by the Transferor respecting the Quartz Claims. In order to induce the Transferee to enter into and consummate this Agreement and to provide the Purchase Price to the Transferor and to accept the Transfer, the Transferor hereby represents to, warrants to and covenants with the Transferee, with the intent that the Transferee will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Transferor, after having made due inquiry:

(a)        the Transferor has the requisite power, authority and capacity to fulfill the Transferor's obligations under this Agreement;

(b)        this Agreement constitutes a legal, valid and binding obligation of the Transferor enforceable against the Transferor in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(c)        there are no consents, approvals or conditions precedent to the performance of this Agreement and the completion of the Transfer by the Transferor;

(d)        the Transferor is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which the Transferor is subject or which apply to the Transferor;

(e)        the Transferor is not in breach of any provision or condition of, nor has the Transferor done or omitted to do anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which the Transferor is a party, by which the Transferor is bound or from which the Transferor derives benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which the Transferor is subject, or any statute or regulation applicable to the Transferor, to an extent that, in the aggregate, has a material adverse affect on the Transferor or on any of the mineral property interests comprising the Placer Leases;

(f)        the Transferor is the legal, beneficial and registered owner of all of the mineral property interests comprising the Quartz Claims; the particulars of which Placer Leases being more particularly described in Schedule "A" which is attached hereto;

(g)        the Transferor holds all of the mineral property interests comprising the Quartz Claims free and clear of all liens, charges and claims of others;

(h)        no other person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Transferor of any interest in and to any of the mineral property interests comprising the Quartz Claims;

(i)        there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the mineral property interests comprising Quartz Claims and the conduct of the operations related thereto, nor has the Transferor received any notice of same; and, in addition, all land maintenance fees to the Effective Date of this Agreement for the Quartz Claims have been paid by the Transferor,

(j)        there is no adverse claim or challenge against or to the ownership of or title to any of the mineral property interests comprising the Quartz Claims or which may impede their development, nor, to the best of the knowledge, information and belief of the Transferor, after having made due inquiry, is there any basis for any potential claim or challenge, and, to the best of the knowledge, information and belief of the Transferor, after having made due inquiry, no person has any royalty, net profits or other interests whatsoever in any production from any of the mineral property interests comprising the Quartz Claims;

(k)        there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of the Transferor), pending or threatened, which may affect, without limitation, the right of the Transferor to Transfer any interest in and to the mineral property interests comprising the Quartz Claims to the Transferee at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, without limitation, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting any of the mineral property interests comprising the Quartz Claims. In addition, the Transferor is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success; and

(l)        the Transferor is not aware of any fact or circumstance which has not been disclosed to the Transferee which should be disclosed in order to prevent the representations and warranties contained in this section from being misleading or which would likely affect the decision of the Transferee to enter into this Agreement.

The Transferor understands that the Transferee will rely on the representations, warranties and covenants contained in this Agreement in determining whether the within Transfer of the Quartz Claims is in compliance with all applicable laws. The Transferor hereby agrees to indemnify the Transferee and hold the Transferee harmless from and against any and all liability, damage, cost or expense (including reasonable attorney's fees) incurred on account of or arising out of: (i) any inaccuracy in the representations, warranties or covenants set forth in this Agreement; (ii) any suit or proceeding based upon the claim that such representations, warranties or covenants were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Transferee or its affiliates; and (iii) its failure to fulfill any or all of its obligations herein. The Transferor undertakes to notify the Transferee immediately of any change in any representation, warranty, covenant or other information relating to the Transferor as set forth in this Agreement.

ARTICLE 2
GENERAL PROVISIONS

2.1                  Entire agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

2.2                  Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties hereto, their respective heirs, executors, administrators and assigns.

2.3                  Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

2.4                  Applicable law. The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia, Canada, and the federal laws of Canada applicable therein.

2.5                  Representation and costs. It is hereby acknowledged by each of the Parties hereto that, as between the Parties herein, Lang Michener LLP acts solely for the Transferee, and that the Transferor has been advised by each of Lang Michener LLP and the Transferee to obtain independent legal advice with respect to the Transferor's review and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties hereto that each Party to this Agreement will bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, by Lang Michener LLP shall be at the cost of the Transferee.

2.6                  Further assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto in order to carry out the true nature and intent of this Agreement.

2.7                  Severability and construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

2.8                  Captions. The captions, section numbers, Article numbers and Schedule numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

2.9                  Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the Effective Date as set forth on the front page of this Agreement.

2.10                No partnership or agency. The Parties hereto have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon hr writing between the Parties or as otherwise expressly provided.

IN WITNESS WHEREOF each of the Parties hereto has hereunto set its common seal by the hand of its duly authorized signatory as of the Effective Date as set forth on the front page of this Agreement.

Signed, Sealed and Delivered by ORO QUEST the Transferor herein, in the presence of:

/s/ Karen Greer
Witness (Signature)

Karen Greer
Name (please print)

P.O. Box 20212
Address

Whitehorse, Yukon Territory Y1A 7A2
City, Province

Social Work Student
Occupation

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Karl Gruber

The Common Seal of HARBORSIDE VENTURES, the Transferee herein, was affixed in the presence of: Per: /s/ Robert Skelly Authorized Signatory	) ) ) ) ) ) )	C/S

Schedule A

This is Schedule "A" to that certain Quartz Claims Acquisition Agreement between ORO QUEST and HARBORSIDE VENTURES.

Quartz Claims transferred from the Transferor to the Transferee

LOCATION, ACCESS AND CLAIMS:

The DIO Claims are located in the Whitehorse Mining District, Yukon on NTS Map Sheet 105 D/14 (Sec Claim Map).

The claims are accessed from the Pilot Mountain Subdivision Road, a subdivision along the north side of the Takhini Hot Springs Road approximately 5 kilometres from its junction with the North Klondike Highway, known locally as the Mayo Road.

A power line crosses the Pilot Mountain Subdivision Road approximately 0.4 kilometer (0.5 mile) from its junction with the Takhini Hot Springs Road. About 0.2 kilometers (0.25 mile) cast off the Pilot Mountain Road along the power line; the baseline of the DIO Claims is intersected.

Claim I	Post 1 N60 52.374 x W135 14.678 Post 2 N60 52.320 x W135 14.507
Claim 2:	Post 1 N60 52.374 x W135 14.678 Post 2 N60 52.467 x W135 14.925
Claim 3:	Post 1 N60 52374 x W135 14.678 Post 2 N60 52.320 x W135 14.507
Claim 4:	Post 1 N60 52.374 x W135 14.678 Post 2 N60 52.467 x W135 14.925